The Investment Company of America
333 South Hope Street
Los Angeles, California 90071-1406

Phone (213) 486 9200
Fax (213) 486 9455

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$1,418,613
Class B	$52,768
Class C	$38,151
Class F	$26,813
Total	$1,536,345
Class 529-A	$15,608
Class 529-B	$2,231
Class 529-C	$2,858
Class 529-E	$578
Class 529-F	$143
Class R-1	$375
Class R-2	$5,949
Class R-3	$11,035
Class R-4	$4,356
Class R-5	$35,089
Total	$78,222

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.6800
Class B	$0.4392
Class C	$0.4206
Class F	$0.6584
Class 529-A	$0.6504
Class 529-B	$0.3911
Class 529-C	$0.3950
Class 529-E	$0.5531
Class 529-F	$0.6790
Class R-1	$0.4265
Class R-2	$0.4217
Class R-3	$0.5671
Class R-4	$0.6594
Class R-5	$0.7467

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	2,135,405
Class B	123,352
Class C	93,940
Class F	42,648
Total	2,395,345
Class 529-A	26,642
Class 529-B	6,102
Class 529-C	7,885
Class 529-E	1,160
Class 529-F	243
Class R-1	919
Class R-2	15,324
Class R-3	21,287
Class R-4	7,539
Class R-5	49,828
Total	136,929

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$31.36
Class B	$31.24
Class C	$31.18
Class F	$31.32
Class 529-A	$31.33
Class 529-B	$31.27
Class 529-C	$31.27
Class 529-E	$31.28
Class 529-F	$31.32
Class R-1	$31.25
Class R-2	$31.26
Class R-3	$31.30
Class R-4	$31.32
Class R-5	$31.35